Exhibit 99.1

Sangamo Therapeutics, Inc.
Point Richmond Tech Center
501 Canal Boulevard
Richmond, CA 94804
510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES CHANGES NAME TO SANGAMO THERAPEUTICS,

UNDERSCORING FOCUS ON CLINICAL DEVELOPMENT OF GENOMIC THERAPIES

Clear strategy with new management, organizational structure and clinical capabilities will drive Sangamo’s industry-leading scientific platform into human studies

2017 focus is Phase 1/2 studies for four lead programs, including first ever in vivo genome editing clinical trials, with potential for data in late 2017 / early 2018

Richmond, Calif., January 6, 2017 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO), the leader in therapeutic genome editing, announces that it has changed its corporate name, from “Sangamo BioSciences, Inc.” to “Sangamo Therapeutics, Inc.” Sangamo common stock will continue to trade on the NASDAQ Global Select Market under the current ticker symbol: “SGMO.” The new corporate name underscores Sangamo’s focus on clinical development of genomic therapies using the Company’s industry-leading platform technologies across genome editing, gene therapy, gene regulation and cell therapy.

“Our new name, Sangamo Therapeutics, reflects our commitment to advance our groundbreaking science into the clinic for the development of transformative therapies for serious, genetically tractable diseases,” said Sandy Macrae, M.B., Ch.B., Ph.D., Sangamo’s newly appointed CEO. “Our scientists are pioneers in their fields, and over the last two decades, they have developed the most advanced, flexible and precise tools available for genomic therapies. With new leadership, a flattened organizational structure, overhauled management processes and clear direction from our board, Sangamo now has the focus and capabilities in clinical science and product development to advance this powerful scientific platform into clinical development.”

Macrae continued: “In 2017, we expect to enroll four clinical trials for our lead programs developing valuable new therapies for patients living with hemophilia A and B and lysosomal storage disorders MPS I and II. We will also work closely with our collaborator Bioverativ, the planned spin-off of Biogen’s hemophilia business, to advance development of our ZFN-mediated genome editing programs in two related genetic disorders, sickle cell disease and beta thalassemia.”

Recent accomplishments

•	Appointed Sandy Macrae as president and CEO in June 2016

•	Appointed other new senior leaders including a chief medical officer and head of clinical development, a chief business officer, as well as heads of technical operations and manufacturing, product development, and communications. The Company also hired new staff, expanding capabilities in commercial planning, clinical development and medical affairs.

•	Received acceptance from the U.S. Food and Drug Administration of the IND application for the AAV Factor 8 cDNA vector program (SB-525) in Hemophilia A

•	Established new processes for target evaluation and program progression

•	Manufactured and released cGMP materials for all currently planned clinical trials

•	Opened recruitment for SB-FIX Phase 1/2 clinical trial for treatment of hemophilia B

Priorities and expectations for 2017

•	Enroll Phase 1/2 clinical trials for Sangamo’s four lead programs with data expected potentially in late 2017 or early 2018, once the Company has gathered sufficient quantity of information from each study to understand clinical relevance:

•	Hemophilia A: SB-525, AAV Factor 8 cDNA in vivo gene therapy

•	Hemophilia B: SB-FIX, in vivo genome editing

•	Mucopolysaccharidosis (MPS) I: SB-318, in vivo genome editing

•	MPS II: SB-913, in vivo genome editing

•	Extend technological advantages of our zinc finger nuclease (ZFN) platform for genome editing

•	Advance novel delivery methods, including lipid nanoparticles, toward clinical development

•	Work closely with collaborator Bioverativ, the planned spin-off company of Biogen’s hemophilia business, on the development of our ZFN-mediated genome editing programs for two rare blood disorders, sickle cell disease and beta thalassemia

In line with previously stated guidance, Sangamo expects to report a year-end 2016 balance of cash and cash equivalents of at least $140 million, which will fund the Company’s operations beyond the completion of all four Phase 1/2 clinical trials.

Sangamo Therapeutics today has also revealed a new logo and updated website, www.sangamo.com, reflecting the Company’s mission to translate ground-breaking science into genomic therapies that transform patients’ lives.

Sangamo will be participating in the JP Morgan Healthcare Conference being held next week in San Francisco. A presentation at the conference by CEO Sandy Macrae is scheduled for Wednesday, January 11th, 2017 at 4:30 pm Pacific Time. A live webcast of the presentation will be accessible through a link on the Investors + Media section of the company’s website, www.sangamo.com.

About Sangamo

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. The Company’s proprietary zinc finger nuclease (ZFN) in vivo genome editing approach is being evaluated in Phase 1/2 clinical trials to treat hemophilia B and lysosomal storage disorders MPS I and MPS II. Sangamo is also conducting a Phase 1/2 clinical trial to evaluate its AAV cDNA human Factor 8 gene therapy approach, SB-525, to treat hemophilia A. Sangamo has a strategic collaboration with Bioverativ, the planned spin-off company of Biogen’s hemophilia business, for hemoglobinopathies, including sickle cell disease and beta-thalassemia, and with Shire plc to develop therapeutics for Huntington’s disease. In addition, Sangamo has Phase 1/2 and Phase 2 clinical programs in HIV/AIDS (SB-728). It has established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company’s website at www.sangamo.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, the research and development of novel AAV-based gene therapy vectors for treatment of hemophilia A, therapeutic applications of Sangamo’s ZFP technology platform in hemoglobinopathies and other diseases, the anticipated timing of IND filing and initiation and completion of clinical trials, the anticipated timing for release of clinical trial data, the expected cash balance at the end of 2016, and the sufficiency of cash resources. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the initiation and completion of stages of our clinical trials, whether the clinical trials will validate and support the tolerability and efficacy of ZFNs, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. For a more detailed discussion of these and other risks, please see Sangamo’s SEC filings, including the risk factors described in its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo Therapeutics, Inc. assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

510-970-6000, x219

mstilwell@sangamo.com

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com

Varant Shirvanian

510-970-6000 x205

vshirvanian@sangamo.com

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